Exhibit 2.1
AMENDMENT NO. 3
TO
PURCHASE AGREEMENT
This Amendment No. 3 to the Agreement (as hereinafter defined) dated as of June 15, 2020 (this “Amendment”), is entered into by and among FLAVORS HOLDINGS INC., a Delaware corporation (“Flavors Holdings”), MW HOLDINGS I LLC, a Delaware limited liability company (“MW Holdings I”), MW HOLDINGS III LLC, a Delaware limited liability company (“MW Holdings III,” and together with MW Holdings I, the “MW Holdings Entities”), MAFCO FOREIGN HOLDINGS, INC., a Delaware corporation (“Mafco Foreign Holdings,” and collectively with the MW Holdings Entities and Flavors Holdings, the “Sellers”), ACT II GLOBAL ACQUISITION CORP., a Cayman Islands exempted company (the “Purchaser,” and together with the Sellers, the “Original Parties”), and PROJECT TASTE INTERMEDIATE LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Purchaser (“Intermediate Holdco”). Each of the Original Parties and Intermediate Holdco are herein referred to individually as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, (i) the Original Parties entered into (A) a Purchase Agreement dated as of December 19, 2019, and (B) Amendment No. 1 to Purchase Agreement dated as of February 12, 2020, and (ii) the Parties entered into Amendment No. 2 to Purchase Agreement dated as of May 8, 2020 (as amended, supplemented, or modified, the “Agreement”);
WHEREAS, the Parties desire to amend the Agreement on the terms and subject to the conditions set forth herein; and
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.   Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.
2.   Amendments to Schedules and Exhibits. The list of schedules and exhibits to the Agreement is hereby amended by deleting the reference to “Form of Investors Agreement” and replacing in lieu thereof “[Reserved].”
3.   Amendments to Article I.
(a)   The following definitions in Section 1.1 of the Agreement are hereby amended and restated in their entirety as follows:
“Base Cash Consideration” means $387,500,000; provided, however, that, immediately prior to the Closing, if the Cash available (as contemplated by and calculated in accordance with Section 8.1(d)) is less than $174,000,000, the Purchaser may, following good faith and reasonable best efforts to reduce or eliminate the necessity of such a reduction including by deferring expenses, reduce such amount by the amount necessary, up to a maximum of $21,000,000, to permit the representation set forth in Section 4.15(d) to be correct as of Closing and the condition set forth in Section A.1(a) of Exhibit C of the Debt Commitment Letter to be satisfied as of Closing; provided, further, that, any such reduction will result in a dollar-for-dollar increase for the Purchaser Ordinary Shares Consideration.
“Purchaser Ordinary Shares Consideration” means the number of Class A Ordinary Shares equal to the quotient of (i) the amount, if any, by which the Base Cash Consideration is reduced by the Purchaser in accordance with the terms of the definition of “Base Cash Consideration,” divided by (ii) the lowest per share price at which Class A Ordinary Shares are sold by the Purchaser to any Person from and after the date hereof but prior to, at or in connection with the Closing.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement dated as of December 19, 2019, by and among the Purchaser Sponsor, the Purchaser and the Sellers, as amended by that certain Amendment No. 1 dated as of February 12, 2020, and Amendment No. 2 dated as of June 15, 2020.
(b)   The definition of “Investors Agreement” in Section 1.1 of the Agreement is hereby deleted in its entirety.
(c)   The following term and the reference thereto in Section 1.2 of the Agreement are hereby deleted in their entirety:
Designated Director............................................... Section 2.8
4.   Amendments to Article II.
(a)   Section 2.4(a)(iv) of the Agreement is hereby amended and restated in its entirety as follows:
“[Reserved];”
(b)   Section 2.4(b)(viii) of the Agreement is hereby amended and restated in its entirety as follows:
“[Reserved];”
(c)   Section 2.8 of the Agreement is hereby amended and restated in its entirety as follows:
“Section 2.8 [Reserved].”
5.   Amendments to Article V.
(a)   The first sentence of Section 5.10(a) of the Agreement is hereby amended by deleting the reference to “and to the extent required the Designated Directors” therein.
(b)   Section 5.22 of the Agreement is hereby amended and restated in its entirety as follows:
“Section 5.22 Escrowed Sponsor Shares. Immediately following the Closing, the Purchaser, the Purchaser Sponsor and the Purchaser’s transfer agent shall enter into an Escrow Agreement pursuant to which three million (3,000,000) Class A Ordinary Shares (which, for the avoidance of doubt, will be converted at Closing from Class B Ordinary Shares) (the “Escrowed Sponsor Shares”) held by the Purchaser Sponsor shall be held subject to the Escrow Agreement and all share certificates (if any) in respect of the Escrowed Sponsor Shares shall be deposited into an escrow account (the “Sponsor Escrow”) established and maintained by the Purchaser’s transfer agent. The Sponsor Escrow shall also hold all dividends, distribution, or other proceeds as may be paid with respect to the Escrowed Sponsor Shares. Upon the occurrence of a Trigger Event (or in the case of a Trigger Event that is a Change in Control, immediately prior to the consummation of such Change in Control), the Purchaser Sponsor shall cause the Purchaser’s transfer agent to release the Escrowed Sponsor Shares from the Sponsor Escrow to the Purchaser Sponsor or its designee. For so long as the Escrowed Sponsor Shares are held in the Sponsor Escrow, the Purchaser Sponsor shall have the right to vote such shares.”
(c)   The second sentence of Section 5.25 of the Agreement is hereby amended by deleting the reference to “the Investors Agreement and” therein.
6.   Amendments to Article VIII.
(a)   Section 8.1(d) of the Agreement is hereby amended and restated in its entirety as follows:
“(d)   Minimum Cash. At the Closing Date, after giving effect to (i) the completion of the Offer and the consummation of all Purchaser Shareholder Redemption Rights in connection therewith; and (ii) all available amounts in the Trust Account, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the PIPE Investment and the Additional Equity Financing, the Purchaser shall have Cash available to pay the Aggregate Cash Obligations in an amount equal to or exceeding $153,000,000.”

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7.   Effect of the Amendment. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the date hereof, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Amendment and as previously amended by Amendment No. 1 dated as of February 12, 2020, and Amendment No. 2 dated May 8, 2020.
8.   Miscellaneous.
(a)   This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
(b)   The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.
(c)   This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
FLAVORS HOLDINGS INC.
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MW HOLDINGS I LLC
By:	Flavors Holdings Inc., its sole member
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MW HOLDINGS III LLC
By:	Flavors Holdings Inc., its sole member
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MAFCO FOREIGN HOLDINGS, INC.
By:	/s/ Marji Gordon-Brown
	Name:	Marji Gordon-Brown
	Title:	Associate Tax Counsel
[Signature Page — Amendment No. 3 to Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
ACT II GLOBAL ACQUISITION CORP.
By:	/s/ Ira J. Lamel
	Name:	Ira J. Lamel
	Title:	Chief Financial Officer
PROJECT TASTE INTERMEDIATE LLC
By:	Act II Global Acquisition Corp., its sole member
By:	/s/ Ira J. Lamel
	Name:	Ira J. Lamel
	Title:	Chief Financial Officer
[Signature Page — Amendment No. 3 to Purchase Agreement]